As filed with the Securities and Exchange Commission on December 7, 2006

Registration No. 333-130682

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________

Hecla Mining Company
(Exact name of registrant as specified in its charter)

Delaware	1400	77-0664171
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6500 North Mineral Drive
Suite 200
Coeur d’Alene, Idaho 83815-9408
(208) 769-4100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lewis E. Walde,	with copies to:
Vice President, Chief Financial Officer	John H. Bitner
Hecla Mining Company	Bell, Boyd & Lloyd LLC
6500 North Mineral Drive	70 W. Madison Street
Suite 200	Suite 3100
Coeur d’Alene, Idaho	Chicago, Illinois
83815-9408	60602
(208) 769-4100	(312) 807-4306
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-130682) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Hecla Mining Company (“we” or “us”), a Delaware corporation formerly named Hecla Holdings Inc. files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (this “Amendment”) as the successor registrant to our wholly-owned subsidiary, Hecla Limited (“Predecessor”), a Delaware corporation formerly named Hecla Mining Company, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure.

Pursuant to the Agreement and Plan of Reorganization dated November 7, 2006 (the “Merger Agreement”), among us, Predecessor, and Hecla Merger Sub Inc., a Delaware corporation (the “Merger Sub”), Predecessor reorganized into a holding company structure, effective as of the date of the Merger Agreement, whereby we became the holding company for Predecessor. The holding company organizational structure was effected by a merger (the “Merger”) pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of the stockholders.

Prior to the Merger, we were a direct, wholly-owned subsidiary of Predecessor and Merger Sub was a direct, wholly-owned subsidiary of us. In the Merger, Merger Sub merged with and into Predecessor with Predecessor continuing as the surviving corporation. We and Merger Sub were organized for the sole purpose of implementing the holding company structure.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor’s common stock, par value $0.25 per share (the “Predecessor Common Stock”), was converted into one share of our common stock, par value $0.25 per share (the “Registrant Common Stock”) and each outstanding share of Predecessor’s preferred stock, par value $0.25 per share (the “Predecessor Preferred Stock”), was converted into one share of our preferred stock, par value $0.25 per share (the “Registrant Preferred Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Registrant Common Stock and/or Registrant Preferred Stock, evidencing the same proportional interests in us and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Predecessor.

In addition, as part of the Merger, we will assume all of Predecessor’s obligations under the Hecla Mining Company 1995 Stock Incentive Plan, Hecla Mining Company Stock Plan for Nonemployee Directors, and Hecla Mining Company Key Employee Deferred Compensation

Plan (the “Compensation Plans”), and each outstanding option to purchase Predecessor Common Stock and each other right to receive Predecessor Common Stock under the Compensation Plans will convert into an option to purchase or right to receive the same number of shares of Registrant Common Stock, with the same rights and conditions as the corresponding Predecessor option and other rights to receive Predecessor Common Stock under the Compensation Plans prior to the Merger.

In accordance with Rule 414 under the Securities Act, we, as the successor registrant to Predecessor, hereby expressly adopt this Registration Statement, File No. 333-130682, as our own for all purposes of the Securities Act and the Securities Exchange Act of 1934. Registration fees were paid at the time of filing the original registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 21. EXHIBITS

Incorporated by reference to the Exhibit Index at the end of this Post-Effective Amendment No. 1 to this registration statement.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on December 6, 2006.

HECLA MINING COMPANY

By: /s/ Phillips S. Baker, Jr.

Phillips S. Baker, Jr.

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on December 6, 2006.

Signature	Title

/s/ Phillips S. Baker, Jr.	Director, President & Chief Executive Officer (principal executive officer)
Phillips S. Baker, Jr.

/s/ Lewis E. Walde	Vice President and Chief Financial Officer (principal accounting officer)
Lewis E. Walde

/s/ Ted Crumley	Director and Chairman of the Board
Ted Crumley

/s/ John H. Bowles	Director
John H. Bowles

/s/ Charles L. McAlpine	Director
Charles L. McAlpine

/s/ Jorge E. Ordonez C.	Director
Jorge E. Ordonez C.

/s/ David J. Christensen	Director
David J. Christensen

/s/ Anthony P. Taylor	Director
Anthony P. Taylor

/s/ George R. Nethercutt, Jr.	Director
George R. Nethercutt, Jr.

II-2

EXHIBIT INDEX

HECLA MINING COMPANY

(SEC FILE NO. 1-8491)

The following exhibits are filed as part of this Post-Effective Amendment No. 1 to this registration statement:

Exhibit Number	Description
2.1

Agreement and Plan of Reorganization dated November 7, 2006 among Hecla Mining Company, Hecla Holdings Inc, and Hecla Merger Sub Inc. Filed as exhibit 2.1 to the registrant’s Quarterly Report on Form 10-Q filed on November 9, 2006 (File No. 1-8491) and incorporated by reference herein.

4.1(a)

Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the registrant. Filed as exhibit 4.1(a) to the registrant’s Quarterly Report on Form 10-Q filed on November 9, 2006 (File No. 1-8491) and incorporated herein by reference.

4.1(b)

Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock of the registrant. Filed as exhibit 4.1(b) to the registrant’s Quarterly Report on Form 10-Q filed on November 9, 2006 (File No. 1-8491) and incorporated herein by reference.

4.2	Form of Warrant.*
5.1	Opinion of Bell, Boyd & Lloyd LLC (regarding validity of securities offered).**

* To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

** Filed herewith